EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	FEBRUARY 1, 2010

Gracia Martore named Gannett’s President and Chief Operating Officer

McLean, VA – Gracia C. Martore has been named president and chief operating officer of Gannett Co., Inc. (NYSE: GCI), Craig A. Dubow, chairman and chief executive officer, announced today.

Martore, who was most recently Gannett’s executive vice president and chief financial officer, will continue to serve as CFO until a new CFO is appointed. She will continue to report to Dubow.

“Gracia is an outstanding leader and business executive,” Dubow said. “She has made enormous contributions to Gannett during her many years here and most recently as our CFO and executive vice president. She has tremendous financial skills and extensive knowledge of our business operations. She’s earned this opportunity and I couldn’t be more pleased that she will serve as our president and COO.”

“Craig has brought new vision and direction to our company. As the economy continues to move ahead, we look forward to furthering the many changes under way and setting the course for what our company will look like in the years to come. This move will allow Craig to concentrate on Gannett’s long-term strategic planning while Gracia manages the day-to-day operations of the business. Craig and Gracia have been exceptional leaders for Gannett and work in tandem as an outstanding team,” said Karen Hastie Williams, Gannett’s presiding director.

Martore joined Gannett in 1985 as assistant treasurer. She was named vice president/Treasury services in 1993. She was given responsibility for Investor Relations in 1996, became treasurer and vice president/Investor Relations in 1998 and was named a senior vice president in 2001. She became chief financial officer in 2003 and was named executive vice president in 2006.

Martore is a native of Boston and graduate of Wellesley College where she was a Wellesley Scholar. Prior to Gannett, she worked for 12 years in the banking industry.

-More-

Gannett Co., Inc. (NYSE: GCI) is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV Web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 84 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 700 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications, and a network of Web sites.

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For media inquiries, contact:	For investor inquires, contact:
Robin Pence	Jeffrey Heinz
Vice President of Corporate Communications	Director, Investor Relations
703-854-6049	703-854-6917
rpence@gannett.com	jheinz@gannett.com